Exhibit 99.1

NEWS RELEASE	Contact: Chaparral Energy Joe Evans, CFO 405-478-8770 joe.evans@chaparralenergy.com Chaparral Energy, Inc Diane Montgomery Associate VP – Finance/Investor Relations diane.montgomery@chaparralenergy.com

Chaparral Energy, Inc. Closes Private Placement of $400 Million of 8.25% Senior Notes Due 2021

Oklahoma City, OK, February 22, 2011 – Chaparral Energy, Inc. (“Chaparral”) announced today the closing of a private placement of $400,000,000 of 8.25% senior unsecured notes due 2021 (the “Notes”). The Notes were priced at par, resulting in a yield to maturity of 8.25%.

Chaparral intends to use the net proceeds from the Notes offering to purchase any and all of the outstanding $325,000,000 aggregate principal amount of its 8.5% senior notes due 2015 (CUSIP No. 515941RAC4) pursuant to a tender offer, to redeem any of such outstanding notes not acquired in the tender offer, and for general corporate purposes.

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ABOUT CHAPARRAL

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” We do not undertake any duty to update any forward-looking statement except as required by law.